Exigo Office, Inc. Services Agreement for Kaching Kaching

Exigo

Exigo Office, Inc
8130 John W. Carpenter Fwy
Dallas, TX 75247

Kaching Kaching, Inc.
750 Coronado Center Drive, Suite 120
Las Vegas, NV 89052
(702) 247-0160

This agreement outlines the services that EXIGO OFFICE, INC. (EXIGO) hereinafter "EXIGO" as Application Service Provider, will provide KACHING, KACHING, INC. (KAC) hereinafter "Customer" in support of their Direct Sales and Multi-Level Marketing business and technical objectives. It includes the Terms & Conditions (the "Agreement") governing the delivery of services (the "Services") by EXIGO to Customer.

I. Services

1. **Provision and Description of Services**

EXIGO is the Application Service Provider of the Exigo Office Software Tools, and an EXIGO representative will ordinarily perform services. EXIGO will provide monthly support, hosting services and rental of software applications as defined below.

2. **Software Rental, Hosting Services, Pricing, Monthly Hosting/Rental Set-up, Configuration, and Acceptable Use Policy**

* See Exhibit A, B, C, D, & E

3. **Software and Upgrades for ASP**

The Exigo Office Software Tools core features listed in Exhibit C will be upgraded, as patches are written or new versions released. Customer will receive upgrades to the core features at no cost, but is required to be current on all fees due.

4. **Hardware and Software Requirements**

The Exigo Office Software Tools run on secure servers hosted at our data center and is accessed via the Internet using Microsoft Internet Explorer (IE), version 7.0 or greater. The Customer's Administrative users will need PC computers with IE 7.0+, a broadband Internet connection, and a Windows XP operating system or greater. Broadband is defined as a minimum of 2mb or higher of thru put, and Exigo recommends a minimum of 768kbps per simultaneous user. Certain features may not function properly if the line speed does not meet the criteria.

5. **Support : Support Procedure and Escalation:**

- **Help Desk** - Help Desk support can be provided via the resources provided in our Resource Library. Each Customer will have a login account for access to this library that contains user manuals, how to instructions, and frequently asked questions. Any questions that cannot be answered from the resources library must be entered into the Exigo Tracking System.

- **Software Support** - Software support inquiries received during normal support hours will be evaluated in one (1) business day to determine the nature and categorization of the incident. Any items reported as critical (per Category 4 definition) will be responded to within one (1) hour. Response times are listed for each category:
  - Category 1 Low – The incident has little or no impact on the daily use of the function or module. It is usually a cosmetic problem or the nuisance factor is very low. The incident will be entered and tracked in the Incident Tracking system and addressed depending on the severity of the item.
  - Category 2 Med – A function or module is usable and operations are not severely restricted. The nuisance factor is not real high or there is a simple work around. Impact on operations is minor. The incident will be tracked in the Incident Tracking system and addressed within 7 days.
  - Category 3 High – A function or module is usable, but operations are severely restricted. This category may not apply if the failure is a customization or 3rd party integration where we the designer may not

be immediately available. If this is the case best efforts will be used to resolve the issue. The incident will be tracked in the Incident Tracking system and a solution will be determined within 48 hours.

- Category 4 Urgent/Critical –Customer is unable to process transactions for orders due to system failure. The incident will be responded to within one (1) hour of the notification to Exigo if the notification is received via phone (normal support desk, after hours answering service, or technician on call cell phone). Customer will receive periodic updates until resolution is achieved or a temporary work around is put in place. Exigo will use its best efforts to resolve this issue or provide an interim solution that will re-categorize the issue to a Category 3 incident.

- Incident Tracking - Each Customer will have a login account for access to the EXIGO Support Tracking system, and is required to open tickets for ALL incidents. This includes, but is not limited to compensation plan programming, system bugs, new feature requests, and customizations. Customer is required to login to view status, and to communicate updates/comments of each incident in the tracking system.
- **Abuse of Support Services by Customer** - In the event Customer abuses the Maintenance Services by declaring a problem Category Level 4 when it was any Category Level less than (unless such distinction could not reasonably have been determined), or by reporting problems which are not Category 4 during non-business hours (an "Abuse Incident"), then Customer shall pay EXIGO fees for such abuse in accordance with this section. There shall be no charge for the first Abuse Incident occurring in a calendar month. For each Abuse Incident occurring thereafter in the calendar month, Customer shall pay to EXIGO a fee of $500, and the aggregate amount of fees for Abuse Incidents shall not exceed $2,500 during any single calendar month.
- **Project Implementation Support** - From the time of contract signing and up to four (4) weeks after the launch or go live use of the Exigo software, Customer will have direct access to EXIGO resources assigned to key project milestones (web, configuration, commission, data, etc). Customer may call or email the resource directly with questions or requests during this time frame. Any inquiries received during this time frame will receive higher priority in the email or phone message "queue" and will be responded to within the same day received. During this period the EXIGO Project Manager will hold a weekly implementation status call to review progress of project tasks and answer any questions from the Customer team members.

6. Customization and Consulting

Any services that require the use of resources outside the scope of this agreement will be defined and billed separate of the monthly service fees on a customer pre-approved written Work Order. Time and task sheets will be used to monitor the Work Order. EXIGO employees or contractors acting on their behalf may perform these services. All travel expenses (Airfare, auto rental, and lodging, per diem) will be billed prepaid by Customer.

7. Training

Customer shall provide the necessary personnel suitable to operate and use the Exigo Office System Tools and confirm that such personnel demonstrate the competence necessary to manage and operate the System. Exigo requires the following personnel, website designer/website maintenance, commission processor/analyst, and customer service lead be on staff prior to training. Customer will select one (1) staff member to manage the entire implementation and act as the communication liaison to EXIGO. In the event that the recommend personnel are not on staff, Exigo may perform extra work on a billable basis.

8. System Performance

The EXIGO Data center has adequate power, cooling, and bandwidth.

Power & Cooling- The Data Center sits on a power grid and additionally has continuous power via battery backups and onsite generators. Our computer room and co-location room have a separate air conditioning unit setup to keep the computer room temperature at acceptable industry standards.

Bandwidth

- Our Data Center can deliver burst-able bandwidth on demand (currently up to 3 Gigs outbound)
- Our Data Center maintains multiple Internet paths with separate providers
- Our Data Center has a hardware and software backup site with daily backups, should there be a natural disaster.

Provided that Customer performs its obligations to EXIGO under this Agreement EXIGO will maintain a minimum of 99.5% uptime per month, excluding any pre-determined grey-outs for system maintenance, upgrades and patches. EXIGO will use its best efforts to remedy any outages. In the event of an outage EXIGO may provide an offset credit on a prorate basis of the monthly rental, if the Customer is paid current on their monthly rental.

Initials ______

II. Terms and Conditions

1. **Term of Agreement**

The term of this Rental Agreement is one (1) year commencing on the date this agreement is executed. After the expiration of the initial term of the Rental Agreement, this Agreement will automatically renew for (1) year unless terminated or canceled by either party upon a (30) thirty day written notice.

2. **Custom Programming**

All custom work orders will be billed through a customer pre-approved ticket request. Time and tasks will be monitored via the Ticket system. Acceptance of an estimate by Customer is binding, and after acceptance of the estimate a programmer(s) will be assigned. The Customer will only be billed for the contract labor hours required for this customization. Future support of this custom request may also be billed, and will be discussed with client prior to any cost being incurred. In the event that customer decides not to use any EXIGO custom development performed to date, it must still be paid in full. If payment is not received for completed and approved work orders service and/or the custom feature is subject to interruption.

3. **Payments**

The monthly rental fee (Exhibit A) shall be due to EXIGO on the 1st of each month. If EXIGO does not receive payment by the 10th of the month, a late penalty of 10% of the current monthly cost will be levied. If EXIGO does not receive payment by the 15th of the month, service will be subject to disconnection and a $500 reconnection fee will be due. Contract payments and the reoccurring Monthly Rental fee will begin as scheduled in (Exhibit A). EXIGO may withhold customer support if fees are not paid current, or if customer is in default of this agreement.

4. **Data Ownership**

The data of Customer will reside in a database hosted at the EXIGO data center. Customer data is the exclusive property of Customer. Customer will have access to their data tables and fields currently available in the replicated database, updated by the DB Sync engine. Additional data is available to the Customer in the Report Builder module.

5. **Compensation Plan Program, Audit and Validity**

EXIGO shall custom program the Customer's compensation plan according to a written Compensation Sign Off Document (CSOD) to meet EXIGO'S standards. EXIGO will introduce Customer to a 3rd party vendor to create the CSOD, which will be maintained and uploaded to ticket by Customer. EXIGO at its sole discretion may request an updated CSOD, if EXIGO believes the document in the ticket does not contain the technical information necessary to complete the custom programming. EXIGO shall schedule the custom programming (per Exhibit A) of Customer's uploaded CSOD under this agreement, and EXIGO requires 5 weeks for completion. Upon completion of the custom programming the customer must complete testing and validation within the initial 30 days. EXIGO will consider the compensation plan delivered and accepted if Customer does not notify EXIGO of any issues within the 30 days, or if a compensation run is paid out. For all future changes EXIGO requires a new ticket with an uploaded red-line of changes to the CSOD, at which time EXIGO will estimate and schedule the programming changes. All changes required after the initial 30 day period will be tracked as a new ticket. Customer accepts full responsibility to audit and validate all Compensation runs before releasing any payments Customer shall hold EXIGO harmless from all claims, losses and liabilities resulting from deficiencies, inaccuracies or omissions in the Bonus program. In the event that errors are found EXIGO shall use commercially reasonable efforts to correct errors in the Bonus program.

6. **Termination**

Upon any material default under this Agreement, either party may terminate this Agreement by giving not less than thirty (30) days prior written notice to the defaulting party. If material default is not cured within the thirty (30) day period, the Agreement shall terminate upon the expiration of such thirty (30) day notice period. Upon a failure by the customer to pay outstanding amounts due under this Agreement after thirty (30) calendar days from the due date, and notice of non-payment, the failure of the party to pay the amount due will result in the termination of this agreement.

7. **Bankruptcy**

Either party may terminate this Agreement by notice in writing:

(a) If the other party ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated to be bankrupt or insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of

it or of all or any substantial part of its assets and properties, or it or a voting majority of its shareholders shall take any action toward its dissolution or liquidation.

(b) If a petition in bankruptcy is filed against the other party and is not dismissed within thirty (30) days of being filed or, without the party's consent or acquiescence, a trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties is appointed and such appointment is not vacated within thirty (30) days thereafter.
If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within thirty (30) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

8. Indirect, Incidental and Consequential Damages

IN NO EVENT SHALL EITHER PARTY (EXIGO OR CUSTOMER) BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR DATA) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

9. Non-solicitation

Customer shall not directly solicit, hire or engage any employees of EXIGO. The parties acknowledge that the employees of EXIGO represents a significant investment in recruitment and training, the loss of which would be detrimental to EXIGO's current and future business and profits. The parties further recognize that determining the damages in the event of a breach of this provision is very difficult and therefore agree that if Customer breaches this provision and hires or engages personnel of EXIGO covered hereunder, then Customer shall pay to EXIGO damages for the breach (exclusive of any other remedy provided herein) of an amount equal to 50% of the annual compensation of said personnel. This clause shall endure 2 years beyond the term of this agreement.

10. Mediation

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through binding mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to binding mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the binding mediation in confidence. If such dispute is not resolved by such binding mediation within thirty (30) days after the completion of this binding mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the binding mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending binding mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

11. Attorneys' Fees

Should any suit, action or arbitration (except the binding mediation and related expenses as detailed in section 10) be commenced in connection with any dispute arising out of this Agreement or collection of a judgment there under, the prevailing party shall be entitled to recover its costs and disbursements, together with such investigation, expert witness and attorneys' fees incurred in connection with such dispute, as the court or arbitrator may adjudge reasonable, at trial, in the arbitration, upon any motion for reconsideration, upon petition for review, and on any appeal of such suit, action or arbitration proceeding.

12. Assignment

Customer may not assign or delegate its rights and/or obligations under this Agreement.

13. Governing Laws

The venue and laws of Texas shall govern this Agreement. In addition any applicable sales tax will be levied.

14. Construction

EXIGO is willing to enter into this Agreement and perform Services for Customer only in consideration of and in reliance upon the provisions of this Agreement limiting EXIGO's exposure to liability, including but not limited to the provisions contained above. Such provisions constitute an essential part of the bargain underlying this Agreement and have been reflected in the consideration specified in this Agreement. This agreement represents the entire understanding of the parties with regard to the subject matter

hereof and shall not be amended or revised by purchase order or other purchase document. This Agreement may be amended or modified by a specific amendment executed by both parties.

15. Confidentiality

Neither party shall disclose, without the prior written consent of the other, or unless required by legally constituted authority, any information, matter or thing of a secret, confidential or proprietary nature (the "Confidential Information") connected with the business of that party. "Confidential Information" shall include any and all technical and non-technical information of each party, including but not limited to (a) patent and patent applications, (b) trade secrets, and (c) proprietary information- ideas, samples, media, techniques, sketches, works of authorship, models, inventions, know-how, processes, equipment, algorithms, software contracts, software programs, software source documents, and formulae of the current, and future products and services of each of the parties, and including, without limitation, their respective information concerning research, development, specifications, engineering, financial information, purchasing, manufacturing, customer lists, investors, employees, contractual relationships, business forecasts, sales, marketing plans and any other information of a similar nature. Both EXIGO and Customer expressly acknowledge, agree and covenant, that either party will not make, or induce or assist others in making, whether directly or indirectly, any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way would constitute libel, defamation, slander, or disparagement of either party or its affiliates or any of their employees, officers, partners, members, and or directors, or which may be considered to be derogatory or detrimental to the good name or business reputation of either party; provided, however, that the terms of this Paragraph shall not apply to any truthful testimony provided under oath in response to a subpoena issued in any legal proceeding. The obligations of this provision shall not apply to any such Confidential Information which, after the date hereof, becomes publicly available without a breach of this Agreement, or is disclosed to a third party without similar restriction on the third party's rights, or is already known in the relevant industry. This Section will survive termination of this Agreement.

16. Indemnification

Customer agree to defend, indemnify, and hold harmless EXIGO'S officers, directors, agents, third-party representatives, and employees from any claims, demands, loss, damage, liability, or expense, including attorneys" fees, for litigation, trial, on appeal, and on any petition for review, arising out of the acts or omissions of Customer causing claims by Customer's end-users against EXIGO for any acts or omissions of EXIGO, or Customer.

17. Acceptable Use Policy

As a provider of Internet tools, web site hosting, and other Internet-related services, EXIGO offers its customers and users, the means to acquire and disseminate public, private, commercial, and non-commercial information. EXIGO respects that the Internet provides a forum for free and open discussion and dissemination of information, however, when there are competing interests at issue, EXIGO reserves the right to take certain preventative or corrective actions. In order to protect these competing interests, EXIGO has developed an Acceptable Use Policy ("AUP"), which supplements and explains certain terms of each customer's respective service agreement and is intended as a guide to the customer's rights and obligations when utilizing EXIGO's services. (Exhibit E). EXIGO will use it best efforts to resolve disputes with ISP's resulting from Customer's non-compliance of the AUP, furthermore any time spent by EXIGO will be billed to Customer.

18. Interruption of Service

In the event that the ASP online services provided to customer under this agreement are interrupted for a period of (72) seventy-two consecutive hours, customer shall be entitled, to procure the password providing them access to the source code for the Exigo Office Software. EXIGO shall make the encrypted code (updated quarterly) accessible to their appointed attorney (below) at all times during the term of this agreement. Hershey, Hayward & Drakely, 15303 Dallas Pkwy, Suite 700, Addison, TX 75001 Attention: Victoria Yarko. In the event that EXIGO thereafter cures the interruption in service, the code shall be re-secured by EXIGO. However in the event that EXIGO is unable to cure the interruption in service within 30 days, customer shall be entitled to a free license to use the Exigo Office Software System.

III. Agreement Acceptance

Submitted for	To:
Exigo Office, Inc. **8130 John W Carpenter Fwy** **Dallas, TX 75247**	**Kaching Kaching, Inc.** **750 Coronado Center Drive, Suite 120** **Las Vegas, NV 89052**
By: Peter Zielke It's: CEO	By: Robert McNulty It's: CEO
Date:	Date: April 29th, 2010

Initials ________